Exhibit 23.1

Registered with the Public Company

Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

1847 Goedeker Inc.

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report, dated April 22, 2020, with respect to the financial statements of 1847 Goedeker Inc. and Goedeker Television Co., appearing in Registration Statement No. 333-237786 on Form S-1 of 1847 Goedeker Inc. We also consent to the reference of our firm under the caption “experts” in Registration Statement No. 333-237786 incorporated by reference in this Registration Statement.

Salt Lake City, UT
August 3, 2020